              SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C. 20549

                     ____________________

                         SCHEDULE 13G
                        (Rule 13d-102)

   INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
  TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                  PURSUANT TO RULE 13d-2(b)
                     (Amendment No. __)*

                        SELECTICA, INC
 ___________________________________________________________
                       (Name of Issuer)

                         COMMON STOCK
 ___________________________________________________________
                (Title of Class of Securities)

                          816288104

                        (CUSIP Number)

                      December 31, 2006
 ___________________________________________________________
   (Date of Event Which Requires Filing of this Statement)

Check the  appropriate  box to designate  the Rule pursuant to which this Schedule is filed:

                     [X] Rule 13d - 1(b)
                     [ ] Rule 13d - 1(c)
                     [ ] Rule 13d - 1(d)

*     The  remainder  of this  cover  page shall be filled out
for a  reporting  person's  initial  filing  on this form with respect  to the  subject  class  of  securities,  and  for any
subsequent  amendment   containing   information  which  would
alter disclosures provided in a prior cover page.

      The  information  required on the remainder of this page
shall not be deemed to be "filed"  for the  purpose of Section
18  of  the  Securities   Exchange  Act  of  1934  ("Act")  or
otherwise  subject to the  liabilities  of that section of the
Act but shall be  subject to all other  provisions  of the Act
(however, see the Notes.)

-----------------------------------------------------------------
   1    NAMES OF REPORTING PERSONS
        I.R.S.  IDENTIFICATION  NO. OF ABOVE  PERSONS  (ENTITIES
        ONLY):

        Bank of America Corporation
        56-0906609

-----------------------------------------------------------------
-----------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
        (a) [ ]
                                                  (b) [ ]
-----------------------------------------------------------------
-----------------------------------------------------------------
   3    SEC USE ONLY

-----------------------------------------------------------------
-----------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

                                                        Delaware
-----------------------------------------------------------------
-----------------------------------------------------------------
                                                               0
                      5 SOLE VOTING POWER
  NUMBER OF SHARES
 BENEFICIALLY OWNED
  BY EACH REPORTING
     PERSON WITH

-----------------------------------------------------------------
-----------------------------------------------------------------
                                                       1,433,325
                      6 SHARED VOTING POWER
-----------------------------------------------------------------
-----------------------------------------------------------------
                                                               0
                      7 SOLE DISPOSITIVE POWER
-----------------------------------------------------------------
-----------------------------------------------------------------
                      8 SHARED DISPOSITIVE POWER       1,774,725
-----------------------------------------------------------------
-----------------------------------------------------------------
   9    AGGREGATE  AMOUNT  BENEFICIALLY  OWNED BY EACH REPORTING
        PERSON
                                                       1,774,725
-----------------------------------------------------------------
-----------------------------------------------------------------
  10    CHECK  IF  THE  AGGREGATE  AMOUNT  IN ROW  (9)  EXCLUDES
        CERTAIN SHARES*

                                                            [  ]
-----------------------------------------------------------------
-----------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                           5.81%
-----------------------------------------------------------------
-----------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*

                                                              HC
-----------------------------------------------------------------
            *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------------
   1    NAMES OF REPORTING PERSONS
        I.R.S.  IDENTIFICATION  NO. OF ABOVE  PERSONS  (ENTITIES
        ONLY):

        NB Holdings Corporation
        56-1857749

-----------------------------------------------------------------
-----------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
        (a) [ ]
                                                  (b) [ ]
-----------------------------------------------------------------
-----------------------------------------------------------------
   3    SEC USE ONLY

-----------------------------------------------------------------
-----------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

                                                        Delaware
-----------------------------------------------------------------
-----------------------------------------------------------------
                                                               0
  NUMBER OF SHARES    5 SOLE VOTING POWER
 BENEFICIALLY OWNED
  BY EACH REPORTING
     PERSON WITH

-----------------------------------------------------------------
-----------------------------------------------------------------
                                                       1,433,325
                      6 SHARED VOTING POWER
-----------------------------------------------------------------
-----------------------------------------------------------------
                                                               0
                      7 SOLE DISPOSITIVE POWER
-----------------------------------------------------------------
-----------------------------------------------------------------
                      8 SHARED DISPOSITIVE POWER       1,774,725
-----------------------------------------------------------------
-----------------------------------------------------------------
   9    AGGREGATE  AMOUNT  BENEFICIALLY  OWNED BY EACH REPORTING
        PERSON
                                                       1,774,725
-----------------------------------------------------------------
-----------------------------------------------------------------
  10    CHECK  IF  THE  AGGREGATE  AMOUNT  IN ROW  (9)  EXCLUDES
        CERTAIN SHARES*

                                                            [  ]
-----------------------------------------------------------------
-----------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                           5.81%
-----------------------------------------------------------------
-----------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*

                                                              HC
-----------------------------------------------------------------
               *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------------
   1    NAMES OF REPORTING PERSONS
        I.R.S.  IDENTIFICATION  NO. OF ABOVE  PERSONS  (ENTITIES
        ONLY):

        Bank of America, National Association
        94-1687665

-----------------------------------------------------------------
-----------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
        (a) [ ]
                                                  (b) [ ]
-----------------------------------------------------------------
-----------------------------------------------------------------
   3    SEC USE ONLY

-----------------------------------------------------------------
-----------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

                                                   United States
-----------------------------------------------------------------
-----------------------------------------------------------------
                                                         261,500
  NUMBER OF SHARES    5 SOLE VOTING POWER
 BENEFICIALLY OWNED
  BY EACH REPORTING
     PERSON WITH

-----------------------------------------------------------------
-----------------------------------------------------------------
                                                       1,171,825
                      6 SHARED VOTING POWER
-----------------------------------------------------------------
-----------------------------------------------------------------
                                                         288,600
                      7 SOLE DISPOSITIVE POWER
-----------------------------------------------------------------
-----------------------------------------------------------------
                      8 SHARED DISPOSITIVE POWER       1,486,125
-----------------------------------------------------------------
-----------------------------------------------------------------
   9    AGGREGATE  AMOUNT  BENEFICIALLY  OWNED BY EACH REPORTING
        PERSON
                                                       1,774,725
-----------------------------------------------------------------
-----------------------------------------------------------------
  10    CHECK  IF  THE  AGGREGATE  AMOUNT  IN ROW  (9)  EXCLUDES
        CERTAIN SHARES*

                                                            [  ]
-----------------------------------------------------------------
-----------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                           5.81%
-----------------------------------------------------------------
-----------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*

                                                              BK
-----------------------------------------------------------------
            *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------------
   1    NAMES OF REPORTING PERSONS
        I.R.S.  IDENTIFICATION  NO. OF ABOVE  PERSONS  (ENTITIES
        ONLY):

        Columbia Management Group, LLC
        94-1687665

-----------------------------------------------------------------
-----------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
        (a) [ ]
                                                  (b) [ ]
-----------------------------------------------------------------
-----------------------------------------------------------------
   3    SEC USE ONLY

-----------------------------------------------------------------
-----------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

                                                        Delaware
-----------------------------------------------------------------
-----------------------------------------------------------------
                                                               0
  NUMBER OF SHARES    5 SOLE VOTING POWER
 BENEFICIALLY OWNED
  BY EACH REPORTING
     PERSON WITH

-----------------------------------------------------------------
-----------------------------------------------------------------
                                                       1,171,825
                      6 SHARED VOTING POWER
-----------------------------------------------------------------
-----------------------------------------------------------------
                                                               0
                      7 SOLE DISPOSITIVE POWER
-----------------------------------------------------------------
-----------------------------------------------------------------
                      8 SHARED DISPOSITIVE POWER       1,486,125
-----------------------------------------------------------------
-----------------------------------------------------------------
   9    AGGREGATE  AMOUNT  BENEFICIALLY  OWNED BY EACH REPORTING
        PERSON
                                                       1,486,125
-----------------------------------------------------------------
-----------------------------------------------------------------
  10    CHECK  IF  THE  AGGREGATE  AMOUNT  IN ROW  (9)  EXCLUDES
        CERTAIN SHARES*

                                                            [  ]
-----------------------------------------------------------------
-----------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                           4.86%
-----------------------------------------------------------------
-----------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*

                                                              CO
-----------------------------------------------------------------
            *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------------
   1    NAMES OF REPORTING PERSONS
        I.R.S.  IDENTIFICATION  NO. OF ABOVE  PERSONS  (ENTITIES
        ONLY):

        Columbia Management Advisors, LLC
        94-1687665

-----------------------------------------------------------------
-----------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
        (a) [ ]
                                                  (b) [ ]
-----------------------------------------------------------------
-----------------------------------------------------------------
   3    SEC USE ONLY

-----------------------------------------------------------------
-----------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

                                                        Delaware
-----------------------------------------------------------------
-----------------------------------------------------------------
                                                       1,171,825
  NUMBER OF SHARES    5 SOLE VOTING POWER
 BENEFICIALLY OWNED
  BY EACH REPORTING
     PERSON WITH

-----------------------------------------------------------------
-----------------------------------------------------------------
                                                               0
                      6 SHARED VOTING POWER
-----------------------------------------------------------------
-----------------------------------------------------------------
                                                       1,486,125
                      7 SOLE DISPOSITIVE POWER
-----------------------------------------------------------------
-----------------------------------------------------------------
                      8 SHARED DISPOSITIVE POWER               0
-----------------------------------------------------------------
-----------------------------------------------------------------
   9    AGGREGATE  AMOUNT  BENEFICIALLY  OWNED BY EACH REPORTING
        PERSON
                                                       1,486,125
-----------------------------------------------------------------
-----------------------------------------------------------------
  10    CHECK  IF  THE  AGGREGATE  AMOUNT  IN ROW  (9)  EXCLUDES
        CERTAIN SHARES*

                                                            [  ]
-----------------------------------------------------------------
-----------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                           4.86%
-----------------------------------------------------------------
-----------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*

                                                              IA
-----------------------------------------------------------------
            *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a). Name of Issuer:

           SELECTICA, INC

Item 1(b). Address of Issuer's Principal Executive Offices:

           3 West Plumeria Drive
           San Jose, CA  95134

Item 2(a). Name of Person Filing:

           Bank of America Corporation
           NB Holdings Corporation
           Bank of America, National Association
           Columbia Management Group, LLC
           Columbia Management Advisors, LLC

Item 2(b). Address of Principal  Business  Office or, if None,
Residence:

           Each  Reporting  Person  has  its or his  principal
           business  office at  100  North  Tryon
           Street,   Floor  25,  Bank  of  America   Corporate
           Center,         Charlotte,         NC
           28255.

Item 2(c). Citizenship:

           Bank of America Corporation
           Delaware
           NB Holdings Corporation                  Delaware
           Bank of America, National Association
           United States
           Columbia Management Group, LLC           Delaware
           Columbia Management Advisors, LLC        Delaware

Item 2(d). Title of Class of Securities:  Common Stock

Item 2(e). CUSIP Number:  816288104

Item 3.    If  This   Statement  is  Filed  Pursuant  to  Rule
           13d-1(b),  or  13d-2(b) or (c),  Check  Whether the
           Person Filing is a:

           (a)  [  ]  Broker   or  dealer   registered   under
           Section 15 of the Exchange Act.
           (b)  [ ] Bank  as  defined  in  Section 3(a)(6)  of
           the Exchange Act.
           (c)  [  ]   Insurance   company   as   defined   in
                Section 3(a)(19) of the Exchange Act.
           (d)  [  ]  Investment   company   registered  under
                Section 8 of the Investment Company Act.
           (e)  [ ] An investment  adviser in accordance  with
           Rule 13d-1(b)(1)(ii)(E).
           (f)  [ ] An  employee  benefit  plan  or  endowment
                fund        in         accordance         with
                Rule 13d-1(b)(1)(ii)(F).
           (g)  [X]  A  parent  holding   company  or  control
                person     in     accordance     with     Rule
                13d-1(b)(1)(ii)(G).
           (h)  [  ]  A  savings  association  as  defined  in
                Section 3(b) of the Federal Deposit  Insurance
                Act.
           (i)  [ ] A church  plan that is  excluded  from the
                definition  of  an  investment  company  under
                Section  3(c)(14)  of the  Investment  Company
                Act.
           (j)  [    ]    Group,     in    accordance     with
                Rule 13d-1(b)(1)(ii)(J).
           If   this    statement   is   filed   pursuant   to
                Rule 13d-1(c), check this box.  [  ]

Item 4.         Ownership:

           With  respect to the  beneficial  ownership  of the
           reporting  person,  see Items 5  through  11 of the
           cover  pages  to  this  Schedule  13G,   which  are
           incorporated herein by reference.

Item 5.         Ownership of Five Percent or Less of a Class:

           If this  statement  is being  filed to  report  the
           fact  that  as of the  date  hereof  the  reporting
           person  has  ceased to be the  beneficial  owner of
           more than five percent of the class of  securities,
           check the following  [    ].

Item 6.         Ownership  of More than Five Percent on Behalf
of Another Person:

           Not applicable.

Item 7.    Identification    and    Classification    of   the
           Subsidiary   Which   Acquired  the  Security  Being
           Reported  on  by  the  Parent  Holding  Company  or
           Control Person:

           With  respect  to  Subsidiary   Identification  and
           Classification,  see  Items  5  through  11 of  the
           cover  pages  to  this  Schedule  13G,   which  are
           incorporated herein by reference.

Item 8.         Identification  and  Classification of Members
of the Group:

           Not applicable.

Item 9.         Notice of Dissolution of Group:

           Not applicable.

Item 10.   Certification:

           By signing below each of the undersigned  certifies
           that, to the best of such  undersigned's  knowledge
           and belief,  the securities  referred to above were
           acquired  and are held in the  ordinary  course  of
           business  and were not acquired and are not for the
           purpose  of or  with  the  effect  of  changing  or
           influencing  the  control  of  the  issuer  of  the
           securities  and were not  acquired and are not held
           in  connection  with  or as a  participant  in  any
           transaction having that purpose or effect.

                             SIGNATURE

After  reasonable  inquiry and to the best of my knowledge and belief,  I  certify  that the  information  set  forth in this statement is true, complete and correct.

Dated:     February 6, 2007

Bank of America Corporation
NB Holdings Corporation
Bank of America, National Association

By:   /s/ Charles F. Bowman
      Charles F. Bowman
      Senior Vice President

Columbia Management Group, LLC
Columbia Management Advisors, LLC

By:   /s/ Keith Banks
      Keith Banks
      President

                                                  Exhibit 99.1

               EXHIBIT 99.1 - JOINT FILING AGREEMENT

      The  undersigned  hereby agree that they are filing this
statement  jointly  pursuant  to  Rule  13d-1(k)(1).  Each  of them is  responsible  for the timely  filing of such  Schedule
13G and any amendments  thereto,  and for the completeness and accuracy of the information  concerning such person  contained
therein;   but   none   of  them   is   responsible   for  the
completeness  or accuracy of the  information  concerning  the other persons  making the filing,  unless such person knows or has reason to believe that such information is inaccurate.

      In accordance with Rule  13d-1(k)(1)  promulgated  under
the  Securities  and  Exchange  Act of 1934,  as amended,  the undersigned  hereby  agree to the joint filing with each other on behalf of each of them of to such a  statement  on Schedule
13G with  respect to the common  stock of  beneficially  owned by  each  of  them.  This  Joint  Filing  Agreement  shall  be included as an exhibit to such Schedule 13G.

Dated:     February 6, 2007

Bank of America Corporation
NB Holdings Corporation
Bank of America, National Association

By:   /s/ Charles F. Bowman
      Charles F. Bowman
      Senior Vice President

Columbia Management Group, LLC
Columbia Management Advisors, LLC

By:   /s/ Keith Banks
      Keith Banks
      President